Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034
Telephone:	(972) 668-8800
Contact:	Roland O. Burns
Sr. Vice President and
Chief Financial Officer
Web Site:	www.comstockresources.com

For Immediate Release

NEWS RELEASE

COMSTOCK RESOURCES, INC. ANNOUNCES $62.5 MILLION ACQUISITION

FRISCO, TEXAS, August 25, 2004 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that it has agreed to purchase substantially all of the assets of Ovation Energy, L. P. for $62.5 million, effective October 1, 2004. With the acquisition, Comstock will acquire producing properties in the East Texas, Arkoma, Anadarko and San Juan basins. Comstock estimates that the properties being acquired have proved reserves of approximately 42.7 billion cubic feet of gas equivalent. These reserves are 99% natural gas and approximately 66% are in the proved developed category. Future development costs related to the properties are estimated to be 41¢ per thousand cubic feet of natural gas equivalent. The properties being acquired include 161 active wells. Comstock will operate 69 of these wells. The properties are currently producing approximately 7 million cubic feet of natural gas equivalent per day. The transaction is expected to close on October 1, 2004.

Comstock also announced that it has hedged a portion of its natural gas production in 2005 and 2006 related to this acquisition and to its recently announced expanded East Texas drilling program. The hedges related to the Ovation acquisition are comprised of costless collars covering a monthly volume of 256,000 MMBtus for 2005 and 2006. For 2005, the floor price (NYMEX basis) is $4.50 with a ceiling price (NYMEX basis) of $10.30. For 2006, the floor price (NYMEX basis) is $4.50 with a ceiling price (NYMEX basis) of $9.02. Comstock intends to incorporate the appropriate regional basis differentials once the acquisition has closed. The hedges related to the East Texas drilling program are comprised of costless collars for a monthly volume of 200,000 MMBtus for 2005 and 2006. The floor and ceiling prices for these hedges settle against the first of the month Houston Ship Channel (“HSC”) Index price. For 2005, the floor price (HSC basis) is $4.50 with a ceiling price of $10.00 (HSC basis). For 2006, the floor price (HSC basis) is $4.50 with a ceiling price (HSC basis) of $8.25 (HSC basis).

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.